Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On August 1, 2011, LifeCare Holdings, Inc. (the “Company”), pursuant to the previously disclosed Asset Purchase Agreement, dated as of May 17, 2011 and amended on July 21, 2011 (the “Purchase Agreement”), by and among certain wholly-owned subsidiaries of LifeCare Holdings, Inc. (collectively, the “Buyers”) and HealthSouth Corporation (“HealthSouth”), completed their acquisition (the “Acquisition”) of substantially all of the assets (excluding accounts receivable and certain other components of working capital) associated with five long-term acute care hospitals owned by HealthSouth (the “Facilities”) which operate at seven locations. Pursuant to the terms of the Purchase Agreement, we have acquired the Facilities in exchange for a cash purchase price of approximately $42.5 million less the value of working capital not acquired and associated with the Facilities. We financed the Acquisition with a combination of incremental term loans from our existing senior secured credit facility (the terms of which are described in our prior filings on Form 8-K dated May 20, 2011 and July 26, 2011) and our current funds. Simultaneous with our Acquisition, Healthcare REIT, Inc. acquired the real estate assets associated with four of the acquired operating locations directly from HealthSouth for $75.0 million. We subsequently entered into a Second Amended and Restated Master Lease Agreement (the “Second Amended and Restated Lease”) with Health Care REIT, Inc, (as described in our prior filings on Form 8-K dated May 20, 2011, July 26, 2011 and August 3, 2011) for these locations.

The accompanying unaudited pro forma condensed combined financial information reflects the Acquisition and related financing transactions, as if they had occurred on the dates indicated herein and after giving effect to the pro forma adjustments discussed herein. The accompanying unaudited pro forma condensed combined balance sheet as of June 30, 2011 and unaudited pro forma condensed combined statements of earnings for the six months ended June 30, 2011 and the year ended December 31, 2010, are based on the historical consolidated financial statements of the Company and the Facilities. The unaudited pro forma condensed combined balance sheet as of June 30, 2011 was prepared assuming the Acquisition and related financing transactions were completed on June 30, 2011. The unaudited pro forma condensed combined statements of earnings for the six months ended June 30, 2011 and the year ended December 31, 2010 were prepared assuming the Acquisition and related transactions were completed on January 1, 2010.

The adjustments necessary to fairly present the unaudited pro forma condensed combined financial information has been made based on available information and, in the opinion of management, are reasonable. Assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is for comparative purposes only and does not purport to represent what our financial position or results of operations would actually have been had the events noted above in fact occurred on the assumed dates or to project our financial position or results of operations for any future date or future period. In addition, the allocation of the purchase price by us to the assets acquired and liabilities assumed is preliminary. The final allocation, which will be made on the basis of the estimated fair values of such assets and liabilities on the date the Acquisition was consummated, and is not expected to differ materially from the amounts reflected herein.

The unaudited pro forma condensed combined financial information should be read in conjunction with, and are qualified by reference to, our unaudited condensed consolidated financial statements and related notes and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Quarterly Report on Form 10-Q for the six months ended June 30, 2011, filed August 12, 2011, our audited consolidated financial statements and related notes and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the year ended December 31, 2010, filed March 30, 2011 and the Facilities’ historical financial statements and the accompanying notes thereto included in this Current Report on Form 8-K as exhibits 99.1 and 99.2.

LifeCare Holdings, Inc.

Pro Forma Condensed Combined Balance Sheet (Unaudited)

June 30, 2011

(amounts in thousands)

	LifeCare	HealthSouth	HealthSouth Reclasses		HealthSouth Excludable		Allocation of Purchase Price		Transaction Funding		Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$19,922	$7	$—		$(7	) (b)	$—		$7,636	(d)	$27,558
Accounts receivable, net of allowance for doubtful accounts	70,009	17,241	—		(17,083	) (b)	—		—		70,167
Other current assets	6,599	1,084	—		(8	) (b)	218	(c)	—		7,893
Deferred income tax assets	—	2,063	—		(2,063	) (b)	—		—		—

Total current assets	96,530	20,395	—		(19,161)		218		7,636		105,618
Property and equipment, net	74,586	31,334	—		(28,001	) (b)	1,010	(c)	—		78,929
Other assets, net	21,093	—	—		—		—		4,591	(d)	25,684
Identifiable intangibles, net	15,440	—	—		—		22,000	(c)	—		37,440
Goodwill	248,342	11,016	—		(11,016	) (b)	7,330	(c)	—		255,672
Deferred income tax assets	—	1,784	—		(1,784	) (b)	—		—		—
Investment in HealthSouth	—	—	—		—		(33,298	) (c)	33,298	(d)	—
Net assets transferred by seller	—	—	—		(2,857	) (b)	2,857	(c)	—		—

	$455,991	$64,529	$—		$(62,819)		$117		$45,525		$503,343

Liabilities and Stockholder’s Equity (Deficit)
Current liabilities:
Current installments of long-term debt	$2,575	$—	$—		$—		$—		$472	(d)	$3,047
Current installments of obligations under capital leases	596	—	—		—		—		—		596
Current installment of lease financing obligation	499	—	—		—		—		—		499
Estimated third party payor settlements	3,073	—	1,160	(a)	(1,160	) (b)	—		—		3,073
Refunds due patients and other third party payors	—	1,647	(1,647	) (a)	—		—		—		—
Accounts payable	24,947	3,107	487	(a)	(3,595	) (b)	—		192	(d)	25,138
Accrued payroll	5,669	3,786	(1,624	) (a)	(2,162	) (b)	—		—		5,669
Accrued vacation	5,815	—	1,624	(a)	(87	) (b)	117	(c)	—		7,469
Accrued interest	8,938	—	—		—		—		—		8,938
Accrued other	4,788	577	—		(403	) (b)	—		100	(d)	5,062
Income taxes payable	383	—	—		—		—		—		383

Total current liabilities	57,283	9,117	—		(7,407)		117		764		59,874
Long-term debt, excluding current installments	377,561	—	—		—		—		46,728	(d)	424,289
Obligations under capital leases, excluding current installments	55	—	—		—		—		—		55
Lease financing obligation, excluding current installments	19,303	—	—		—		—		—		19,303
Accrued insurance	4,754	—	—		—		—		—		4,754
Deferred rent	—	260	—		(260	) (b)	—		—		—
Other noncurrent liabilities	16,747	—	—		—		—		—		16,747

Total liabilities	475,703	9,377	—		(7,667)		117		47,492		525,022

Commitments and contingencies
Stockholder’s equity (deficit):
Common stock, $0.01 par value, 100 shares authorized, issued and outstanding	—	—	—		—		—		—		—
Additional paid-in capital	175,441	—	—		—		—		—		175,441
Retained income (accumulated deficit)	(195,153)	55,152	—		(55,152)		—		(1,967	) (d)	(197,120)

Total stockholder’s equity (deficit)	(19,712)	55,152	—		(55,152)		—		(1,967)		(21,679)

	$455,991	$64,529	$—		$(62,819)		$117		$45,525		$503,343

See accompanying notes to unaudited pro forma condensed combined financial statements

LifeCare Holdings, Inc.

Pro Forma Condensed Combined Statement of Earnings (Unaudited)

Six Months Ended June 30, 2011

(amounts in thousands)

	LifeCare (e)	HealthSouth (f)	HealthSouth Reclasses		HealthSouth Excludable		Pro Forma Adjustments		Pro Forma Combined

Net patient service revenue	$190,911	$54,423	$—		$—		$—		$245,334

Salaries, wages and benefits	89,414	26,063	(468	) (a)	—		—		115,009
Supplies	18,814	7,050	—		—		—		25,864
Rent	13,193	—	2,463	(a)	—		3,641	(h)	19,297
Other operating expenses	42,941	4,782	4,144	(a)	—		(678	) (i)	51,189
Contract Services	—	3,820	(3,820	) (a)	—		—		—
General and administrative expenses	—	3,120	—		(3,120	) (g)	—		—
Occupancy Cost	—	2,319	(2,319	) (a)	—		—		—
Provision for doubtful accounts	2,586	1,132	—		—		—		3,718
Loss on disposal of assets	—	15	—		—		—		15
Loss on early extinguishment of debt	2,772	—	—		—		—		2,772
Depreciation and amortization	4,174	1,278	—		(1,278	) (g)	985	(j,k)	5,159
Interest income	—	(16)	16	(a)	—		—		—
Interest expense, net	25,275	61	(16	) (a)	(45	) (g)	4,487	(l)	29,762

Total expenses	199,169	49,624	—		(4,443)		8,435		252,785

Operating income (loss)	(8,258)	4,799	—		4,443		(8,435)		(7,451)
Equity in income of joint venture	476	—	—		—		—		476

Income (loss) before income taxes	(7,782)	4,799	—		4,443		(8,435)		(6,975)
Provision for income taxes	450	1,812	—		—		(1,812	) (m)	450

Net income (loss)	$(8,232)	$2,987	$—		$4,443		$(6,623)		$(7,425)

See accompanying notes to unaudited pro forma condensed combined financial statements

LifeCare Holdings, Inc.

Pro Forma Condensed Combined Statement of Earnings (Unaudited)

Year Ended December 31, 2010

(amounts in thousands)

	LifeCare (e)	HealthSouth (f)	HealthSouth Reclasses		HealthSouth Excludable		Pro Forma Adjustments		Pro Forma Combined
Net patient service revenue	$358,252	$104,350	$—		$—		$—		$462,602

Salaries, wages and benefits	168,166	52,244	(1,260	) (a)	—		—		219,150
Supplies	36,506	13,648	—		—		—		50,154
Rent	25,808	—	4,941	(a)	—		7,283	(h)	38,032
Other operating expenses	80,479	9,710	8,482	(a)	—		—		98,671
Contract services	—	7,582	(7,582	) (a)	—		—		—
General and administrative expenses	—	6,259	—		(6,259	) (g)	—		—
Occupancy cost	—	4,581	(4,581	) (a)	—		—		—
Provision for doubtful accounts	6,397	1,456	—		—		—		7,853
Depreciation and amortization	9,645	2,575	—		(2,575	) (g)	1,968	(j,k)	11,613
Loss on disposal of assets	782	31	—		—		—		813
Interest income	—	(269)	269	(a)	—		—		—
Interest expense, net	28,243	276	(269	) (a)	(7	) (g)	8,493	(l)	36,736

Total expenses	356,026	98,093	—		(8,841)		17,744		463,022

Operating income (loss)	2,226	6,257	—		8,841		(17,744)		(420)
Equity in income (loss) of joint venture	726	—	—		—		—		726

Income (loss) before income taxes	2,952	6,257	—		8,841		(17,744)		306
Provision for income taxes	321	1,672	—		—		(1,672	) (m)	321

Net income (loss)	$2,631	$4,585	$—		$8,841		$(16,072)		$(15)

See accompanying notes to unaudited pro forma condensed combined financial statements

LIFECARE HOLDINGS, INC. AND SUBSIDIARIES

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

1. Preliminary Allocation of Acquisition Cost

On August 1, 2011, pursuant to the previously disclosed Asset Purchase Agreement, dated as of May 17, 2011 and amended on July 21, 2011, by and among certain wholly-owned subsidiaries of the Buyers and HealthSouth, the Buyers completed their acquisition of substantially all of the non-real estate assets (excluding accounts receivable and certain other components of working capital) associated with five long-term acute care hospitals owned by HealthSouth which operate at seven locations. Pursuant to the terms of the Purchase Agreement, the Buyers have acquired the Facilities in exchange for a cash purchase price of approximately $42.5 million less the value of working capital not acquired and associated with the Facilities. We financed the Acquisition with a combination of incremental term loans from our existing senior secured credit facility (the terms of which are described in our prior filings on Form 8-K dated May 20, 2011 and July 26, 2011) and our current available funds. Simultaneous with our Acquisition, Healthcare REIT, Inc. acquired the real estate assets associated with four of the acquired operating locations directly from HealthSouth for $75.0 million. We subsequently entered into a Second Amended and Restated Master Lease Agreement (the “Second Amended and Restated Lease”) with Health Care REIT, Inc, (as described in our prior filings on Form 8-K dated May 20, 2011, July 26, 2011 and August 3, 2011) for these locations.

The Acquisition will be accounted for under the acquisition method of accounting. The consideration transferred at closing and an estimated preliminary allocation of the purchase price to the assets acquired and the liabilities assumed are outlined below. Amounts are in thousands of dollars.

Consideration Transferred:
Base purchase price	$42,500
Working capital adjustment	(9,202)

Total purchase price	$33,298

Allocation of Purchase Price:

Accounts receivable	$158
Other current assets	1,295
Equipment	4,343
Identifiable intangibles, principally Medicare licenses, provider numbers and certificates of need	22,000

Accrued employee paid-time-off	(1,654)
Other current liabilities	(174)

Total identifiable net assets	25,968
Goodwill	7,330

Fair value of total consideration transferred	$33,298

The above purchase price allocation has been prepared on the basis of a preliminary valuation study. A final valuation study will be performed to establish the fair values of the tangible and identifiable intangible assets acquired and liabilities assumed.

2. Explanation of Pro Forma Adjustments

a) To reclass account balances of the Facilities to be on a consistent presentation basis with LifeCare Holdings, Inc.

b) To remove assets and liabilities and their effect on equity included in the Facilities’ balance sheet at June 30, 2011 that were not included in the assets to be acquired and the liabilities to be assumed by us. To balance the assets to be acquired and liabilities to be assumed as reflected in this adjustment column, the net assets to be acquired by us are recorded as “net assets transferred by seller.”

c) To adjust the assets to be acquired and liabilities to be assumed to reflect the preliminary allocation of the estimated purchase price as summarized in Note 1 above. The fair values of the identifiable intangible assets and their useful lives have been estimated as follows. Dollar amounts are in thousands.

	Estimated Fair Value	Estimated Useful Life

Medicare licenses and provider numbers	$20,900	Indefinite
Certificates of need	800	Indefinite
Non-compete agreements	300	4 years

Total	$22,000

d) To record the funding of the purchase price in accordance with the financial terms outlined in Note 1 above. This also includes transaction costs which are not yet reflected in the historical balance sheets. Amounts incurred after the balance sheet date are reflected in the pro forma balance sheet as a reduction to cash and retained earnings. The sources and use of funds as stated in the unaudited pro forma condensed combined balance sheet are outlined below. Amounts are in thousands of dollars.

Source of Funds:
Proceeds from long-term debt	$47,200
Increase in liabilities	292

Total Source of Funds	$47,492

Use of Funds:
Consideration transferred	$33,298
Debt issuance cost	4,591
Transaction expenses	1,967

Increase in Cash and Cash Equivalents	$7,636

e) To report our historical results of continuing operations for the period indicated.

f) To report the Facilities’ historical results of operations for the period indicated.

g) To eliminate the Facilities’ management fee paid to its former parent company, eliminate the historical depreciation and amortization expense and eliminate the Facilities’ interest expense related to indebtedness that was not assumed by us.

h) To record rent expense for the hospitals that were owned by HealthSouth Corporation that we are now leasing from a third party under the Second Amended and Restated Lease became effective with respect to the Facilities on August 1, 2011 and its initial 15-year term ends on July 31, 2026. The Second Amended and Restated Lease contains an option to renew for one 14-year, 11-month renewal term. The rent for the Facilities under the Second Amended and Restated Lease is $7.3 million annually and is subject to adjustments as defined in the agreement.

i) To eliminate the direct incremental costs of the transaction that are reflected in the historical income statements of our company.

j) To record depreciation expense of $0.9 million and $1.9 million for the six months ended June 30, 2011 and the year ended December 31, 2010, respectively, based on the depreciation of the estimated fair market value of the property and equipment acquired over each asset’s estimated useful life.

k) To record amortization expense of $38,000 and $75,000 for the six months ended June 30, 2011 and the year ended December 31, 2010, respectively, for amortizable intangible assets acquired over each asset’s estimated useful life.

l) To record interest expense based on the $47.2 million of new gross indebtedness incurred by us to finance the Acquisition together with the amortization of the estimated $4.6 million of debt issuance costs, associated with the financing of the Acquisition. The transaction was funded primarily by a $47.2 million amendment to our current credit agreement, with JPMorgan Chase Bank, N.A., the lenders party thereto, and the other agents named therein. The new senior secured term loans have the same terms as the outstanding senior secured term loans, including with respect to interest rate, amortization, maturity date and optional and mandatory prepayments. For the purpose of calculating the pro forma interest expense adjustment on such borrowings for the six months ended June 30, 2011 and the year ended December 31, 2010, we assumed interest rates of 13.48% and 13.54%, respectively, which are estimates of the rates for the periods.

A hypothetical 1/8 of 1% increase in interest rates on the $47.2 million of new indebtedness would result in additional interest expense of approximately $0.1 million on an annualized basis. The interest that we will ultimately pay on the borrowings under the new term loan could vary significantly from what is assumed in these unaudited pro forma condensed combined financial statements.

m) To adjust the tax provision to reflect the combined earnings as a result of the Acquisition, including the effects of our loss carry forwards. As a result of our available net operating loss carry forwards, and considering the fully offsetting valuation allowance, there is no expected net benefit or expense attributable to federal income taxes. Additionally, there is no expected incremental state income tax benefit or expense from these newly acquired operations.